CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169950 on Form S-8 and Registration Statement No. 333-183117 on Form S-3 of our reports dated March 7, 2013, relating to the consolidated financial statements and financial statement schedules of Tower International, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for recognizing pension actuarial gains and losses and their method of presenting comprehensive income due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tower International, Inc., and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Detroit, MI

March 7, 2013